UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 26, 2011

Medical Properties Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32559	20-0191742
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1000 Urban Center Drive, Suite 501, Birmingham, AL 35242
(Address of principal executive offices) (Zip code)
(205) 969-3755
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01. Financial Statements and Exhibits
SIGNATURE
EX-4.1
EX-4.2
EX-10.1

Item 1.01. Entry into a Material Definitive Agreement.
     6.875% Senior Notes Due 2021
     On April 26, 2011, Medical Properties Trust, Inc.’s (the “Company”) operating partnership, MPT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and MPT Finance Corporation, a Delaware corporation and wholly owned subsidiary of the Operating Partnership (“MPT Finance” and, together with the Operating Partnership, the “Issuers”), completed a private placement of $450 million aggregate principal amount of their 6.875% Senior Notes due 2021 (the “Notes”) to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside of the United States in compliance with Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or pursuant to an applicable exemption from registration requirements. The Notes are governed by the terms of an Indenture, dated as of August 26, 2011 (the “Indenture”), among the Company, the Issuers and the subsidiaries of the Operating Partnership named therein (the “Subsidiary Guarantors” and, together with the Company, the “Guarantors”) and Wilmington Trust Company, as trustee (the “Trustee”).
     The Operating Partnership used proceeds from the issuance (i) to repay and terminate its $150 million term loan, (ii) to repay borrowings outstanding under the revolving credit facility portion of its Old Credit Facility (as defined below), (iii) to repay and terminate the $9 million term loan facility collateralized by the Company’s rehabilitation hospital in Wichita, Kansas, and (iv) to pay transaction fees and costs incurred in connection with the offering of the Notes, repayment and termination of the $150 million term loan and $9 million collateralized term loan facility and entry into the New Credit Facility (as defined below) and intends to use proceeds from the issuance for general business purposes, which may include investment opportunities and debt reduction.
     Interest on the Notes will be payable semi-annually on May 1 and November 1 of each year, commencing on November 1, 2011. The Notes will pay interest in cash at a rate of 6.875% per year. The Notes mature on May 1, 2021. The Issuers may redeem some or all of the Notes at any time prior to May 1, 2016 at a “make-whole” redemption price. On or after May 1, 2016 the Issuers may redeem some or all of the Notes at a premium that will decrease over time, plus accrued and unpaid interest to, but not including, the redemption date.
     The Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by the Subsidiary Guarantors.
     In the event of a Change of Control (as defined in the Indenture), each holder of the Notes may require the Issuers to repurchase some or all of its Notes at a repurchase price equal to 101% of the aggregate principal amount of the Notes plus accrued and unpaid interest to the date of purchase.
     The Indenture contains other restrictive covenants that, among other things, will restrict the ability of the Company, the Issuers and their restricted subsidiaries to: (i) incur or guarantee additional indebtedness; (ii) incur or guarantee secured indebtedness; (iii) pay dividends or distributions on, or redeem or repurchase, their capital stock; (iv) make certain investments or other restricted payments; (v) sell assets; (vi) enter into transactions with affiliates; (vii) merge or consolidate or sell all or substantially all of their assets; and (viii) create restrictions on the ability of the Company and its restricted subsidiaries to pay dividends or other amounts to the Company. All of these covenants are subject to a number of important limitations and exceptions under the Indenture.
     The Indenture also provides for customary events of default, including, but not limited to, the failure to make payments of interest or premium, if any, on, or principal of, the Notes, the failure to comply with certain covenants and agreements specified in the Indenture for a period of time after notice has been provided, the acceleration of other indebtedness resulting from the failure to pay principal on such other indebtedness prior to its maturity, and certain events of insolvency. If an Event of Default (as defined in the Indenture) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable, except that an Event of Default resulting from a bankruptcy or similar proceeding with respect to an Issuer or with respect to certain subsidiaries of the Issuers that, individually or as a group, would constitute a Significant Subsidiary (as defined in the Indenture) will automatically cause the Notes to become immediately due and payable without any declaration or other act on the part of the Trustee or any holders of Notes.
     In connection with the issuance of the Notes, on April 26, 2011, the Issuers and the Guarantors entered into a Registration Rights Agreement with the initial purchasers of the Notes, pursuant to which the Issuers and the Guarantors agreed to consummate a registered exchange offer for the Notes within 270 days after the date of the initial issuance of the Notes. In addition, pursuant to the Registration Rights Agreement, the Issuers and the Guarantors agreed to file and keep effective for a certain time period a shelf registration statement for the resale of the Notes if an exchange offer cannot be effected and under certain other circumstances. The Issuers and the Guarantors will be required to pay additional interest on the Notes if they fail to timely comply with their obligations under the Registration Rights Agreement until such time as they complies.
     The summary of the foregoing transactions is qualified in its entirety by reference to the text of the related agreements. Copies of the Indenture and the Registration Rights Agreement are attached as Exhibits 4.1 and 4.2 hereto, respectively, and are incorporated herein by reference.
     The Trustee has in the past provided and may from time to time in the future provide trustee, registrar, exchange agent, paying agent and other services to the Company.
     Amended and Restated Revolving Credit Agreement
     On April 26, 2011, the Company and the Operating Partnership also entered into an Amended and Restated Revolving Credit Agreement (the “New Credit Facility”) with KeyBank National Association, as Syndication Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and the several lenders from time to time parties thereto.
     The New Credit Facility, which governs a $330 unsecured credit facility, amends and restates the Revolving Credit and Term Loan Agreement, dated May 17, 2010, by and among the Company, the Operating Partnership, KeyBank National Association and Royal Bank of Canada, as Syndication Agents, JPMorgan Chase Bank, N.A., as Administrative Agent, and the several lenders from time to time parties thereto, as amended (the “Old Credit Facility”). The Old Credit Facility governed a $480 million secured credit facility consisting of a $150 million term loan and a $330 million revolving credit facility.
     Concurrently with the effectiveness of the New Credit Facility, the Operating Partnership repaid in full the $150 million term loan under the old credit agreement with the proceeds from the issuance of the Notes.
     The information set forth below with respect to the New Credit Facility under Item 2.03 of this Current Report on Form 8-K is hereby incorporated in this Item 1.01 by reference.
     Some of the lending banks under the New Credit Facility and their affiliates are initial purchasers of the Notes. Some of the lending banks, initial purchasers and their affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to the Company and its affiliates in the ordinary course of business.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The New Credit Facility provides for a $330 million revolving loan facility (the “Revolving Facility”), a swingline loan facility of up to 10% of the Revolving Facility (the “Swingline Facility”), and a letter of credit facility of up to 10% of the Revolving Facility (the “Letter of Credit Facility”). Within 30 months of the closing date, the Operating Partnership may request an increase in the Revolving Facility so as to increase the aggregate amount up to a maximum of $400 million.
     The maturity date of the Revolving Facility is October 31, 2015. The maturity date of any loan made under the Swingline Facility is the earlier of October 31, 2015 and the first date after such loan is made that is the 15th or last day of a calendar month and is at least 2 business days after such loan is made, and the maturity date of any letter of credit issued pursuant to the Letter of Credit Facility is the earlier of the first anniversary of the issuance of such letter of credit and the date that is 5 business days prior to October 31, 2015.
     At the Operating Partnership’s election, loans under the Revolving Facility may also be made as either ABR Loans or Eurodollar Loans. The applicable margin for ABR Loans under the Revolving Facility will initially be 1.60% and is adjustable on a sliding scale from 1.60% to 2.40% based on current total leverage. The applicable margin for Eurodollar Loans under the Revolving Facility will initially be 2.60% and is adjustable on a sliding scale from 2.60% to 3.40% based on current total leverage. Swingline Facility loans will bear interest at a rate equal to the rate of ABR Loans under the Revolving Facility. Letters of credit will bear interest at a rate equal to the applicable margin then in effect with respect to Eurodollar Loans under the Revolving Facility.
     The Operating Partnership may prepay the New Credit Facility at any time, subject to certain notice requirements. Borrowings under the New Credit Facility are guaranteed by the Company and the Subsidiary Guarantors pursuant to a Guarantee Agreement in favor of JPMorgan Chase Bank, N.A., as Administrative Agent. As part of the transaction, the Company will pay the lenders a quarterly commitment fee on the undrawn portion of the New Credit Facility, ranging from 0.375% to 0.50% per annum, based upon the amount of the undrawn portion of the New Credit Facility. The Operating Partnership will also pay any lender issuing a letter of credit a fee of 0.20% per annum on the letter of credit obligations.
     The New Credit Facility contains customary financial and operating covenants, including covenants relating to total leverage ratio, fixed charge coverage ratio, mortgage secured leverage ratio, recourse mortgage secured indebtedness, consolidated adjusted net worth, unsecured leverage ratio, unsecured interest coverage ratio and covenants restricting the incurrence of debt, imposition of liens, the payment of dividends, and entering into affiliate transactions. The New Credit Facility also contains customary events of default, including among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with covenants. If an event of default occurs and is continuing under the New Credit Facility, the entire outstanding balance may become immediately due and payable.
     The foregoing description of the New Credit Facility is qualified in its entirety by the full terms and conditions of the New Credit Facility. A copy of the New Credit Facility is attached here to as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits
     (d)  Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of April 26, 2011, the Company, the Operating Partnership, MPT Finance, the Subsidiary Guarantors and Wilmington Trust Company, as Trustee

4.2	Registration Rights Agreement, dated as of April 26, 2011, the Company, the Operating Partnership, MPT Finance, the Subsidiary Guarantors and J.P. Morgan Securities LLC, as representative of the several initial purchasers.

10.1	Amended and Restated Credit Agreement, dated as of April 26, 2011, by and among the Company, the Operating Partnership, KeyBank National Association, as Syndication Agent, JPMorgan Chase Bank, N.A., as Administrative Agent and the several lenders from time to time parties thereto.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

MEDICAL PROPERTIES TRUST, INC.
By:	/s/ R. Steven Hamner
	Name:	R. Steven Hamner
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: May 2, 2011